EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 333-110368 and 333-121395) on Form S-8 of our report dated July 12, 2007, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Tully’s Coffee Corporation for the year ended April 1, 2007.

/s/ Moss Adams LLP

Seattle, Washington

July 12, 2007